Exhibit 3.27

EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT

OF

SPECTRUM FIELD SERVICES LLC

This Limited Liability Company Agreement is entered into as of the 16th day of July, 2004 by Atlas Pipeline Operating Partnership, L.P. (the “Member”) as the sole member of Spectrum Field Services LLC. The Member desires to form a limited liability company pursuant to the Act as set forth herein.

RECITALS

Whereas, Spectrum Field Services, Inc. (“Spectrum, Inc.”) was incorporated in the State of Delaware in 1999 and on July 16, 2004 all of the outstanding capital stock of Spectrum Inc. was acquired by Atlas Pipeline Operating Partnership, L.P. pursuant to a Securities Purchase Agreement dated as of June 10, 2004 among Spectrum, Inc., Energy Spectrum Partners II LP, Energy Spectrum Partners III LP, the Management Sellers specified therein and Atlas Pipeline Operating Partnership, L.P.;

Whereas, pursuant to written consents dated July 16, 2004, the Board of Directors of Spectrum, Inc. and Atlas Pipeline Operating Partnership, L.P., as sole stockholder, authorized and approved, among other things, the conversion of Spectrum, Inc. into a Delaware limited liability company (the “Conversion”) in accordance with Section 266 of the General Corporation Law of the State of Delaware “DGCL § 266”) and this Agreement and the filing of (i) a Notice of Conversion with the Secretary of State of the State of Delaware pursuant to DGCL § 266 and (ii) a Certificate of Formation of Spectrum Field Services LLC with the Secretary of State of the State of Delaware pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.); and

Whereas, the Notice of Conversion and the Certificate of Formation were filed with the Secretary of State of the State of Delaware on July, 16, 2004.

Now, Therefore, the Member wishes to adopt this Agreement to set forth the terms and conditions by which the Spectrum Field Services LLC will be governed.

ARTICLE I

Name and Place of Business

Section 1.1 Name. The name of the Company is Spectrum Field Services LLC. The business of the Company may be conducted under any name deemed necessary or desirable by the Member. The Company has been formed as a limited liability company pursuant to the provisions of the Act. The rights, duties and liabilities of the Member shall be as provided in the Act for members and managers except as provided herein.

Section 1.2 Registered Office; Place of Business. The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle and its registered agent at such address is The Corporation Trust Company. The principal place of business of the Company is 6846 South Canton Suite 200, Tulsa, OK 74136 or such other place or places as the Member may hereafter determine.

ARTICLE II

Business, Purpose, and Term of Company; Admission of Member

Section 2.1 Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 2.2 Term of Company. The term of the Company shall commence on the date the Certificate of Formation is filed with the Delaware Secretary of State in accordance with the provisions of the Act and shall continue on a perpetual basis unless dissolved pursuant to Article VIII of this Agreement.

Section 2.3 Admission of Member. The name and the mailing address of the Member is as set forth in Annex A hereto. The Member is hereby admitted as the sole member of the Company and agrees to be bound by the terms of this Agreement.

ARTICLE III

Capital Contributions

Section 3.1 Capital Contribution by Member. Upon the formation of the Company, the Member shall not be required to make a Capital Contribution. Instead, the initial Capital Contribution of the Member shall be deemed to be the value of the assets of Spectrum, Inc., net of its liabilities at the time of the Conversion. Additional Capital Contributions shall be made from time to time as the Member shall determine but it shall have no obligation to make additional Capital Contributions.

ARTICLE IV

Allocation of Profits and Distributions

Section 4.1 Allocation of Profits and Losses. All profits and losses of the Company shall be allocated to the Member.

Section 4.2 Distributions. All distributions of cash or other assets of the Company shall be made to the Member when and as determined by the Member. The Member shall not have the right to distributions or the return of any contribution to the capital of the Company except (A) for distributions in accordance with this Section 4.2 or (B) upon dissolution of the Company. To the fullest extent permitted by the Act, the Member shall not be liable for the return of any such amounts. The Company shall not make a distribution to the Member if such distribution would violate Section 18-607 of the Act.

ARTICLE V

Membership Units; Pledge

Section 5.1 Membership Units. The Company shall be authorized to issue one hundred (100) membership units (“Membership Units”), all of which shall be issued to the Member. The Membership Interests in the Company of the Member shall be evidenced by the Membership Units. Membership Units shall for all purposes be personal property.

Section 5.2 Certificate of Membership Units. The Company shall issue to the Member a limited liability company certificate in the form annexed hereto as Annex B (a “Certificate”), evidencing the Membership Units in the Company held by such Member. The Certificate shall be transferable only on the books of the Company, to be kept by the Secretary of the Company, on surrender thereof by the registered holder in person or by attorney, and until so transferred, the Company may treat the registered holder of a Certificate as the owner of the Membership Interest evidenced thereby for all purposes whatsoever. Nothing contained in this Section 5.2 shall authorize or permit the Member to transfer its interest except as contemplated by Sections 5.4 and 11.1. For the purposes of Article 8 in any Uniform Commercial Code, each interest in the Company as evidenced by a Certificate shall be deemed to be a security, as such term is defined in any Uniform Commercial Code.

Section 5.3 Agreement to Pledge Membership Units. Notwithstanding any provision herein to the contrary, the Member may pledge its Membership Units in the Company to secure obligations of the Member and/or obligations of the Company or its subsidiaries. The Member hereby agrees to take any and all actions and execute such instruments, agreement and other document to effect the pledge of its Membership Units.

Section 5.4 Pledge of Membership Units. To secure, among other things, the payment and performance of the obligations of the Member and the Company, as guarantors, under that certain Credit Agreement which is to be entered into and dated as of July 16, 2004, among Atlas Pipeline Partners, L.P., as Borrower, the Guarantors named therein, including the Company and the Member, Wachovia Bank, National Association as Administrative Agent and Issuing Bank (in such capacity the “Administrative Agent”), the Lenders from time to time party thereto and Wachovia Capital Markets, LLC, as Lead Arranger (as amended from time to time, the “Credit Agreement”), the Member will pledge 100% of its Membership Units in the Company to the Administrative Agent, for the benefit of itself and the Lenders. Such pledge is hereby authorized by the Member and the Company. The books and records of the Company shall be marked to reflect the pledge of the Membership Units to the Administrative Agent, for the benefit of itself and the other Lenders. For so long as the Company shall be a guarantor of Loans (as defined in the Credit Agreement) outstanding under the Credit Agreement, no Membership Interest or any rights relating thereto will be transferred or further encumbered and no new Members will be admitted without the written consent of the Administrative Agent and, if the Company is advised by the Administrative Agent that an event of default has occurred and is continuing under the Credit Agreement, the Company will comply with the provisions of the Security Instruments (as defined in the Credit Agreement) which are to be entered into and dated as of July 16, 2004. No exercise by the Administrative Agent of its rights under such Security Instruments shall constitute a violation of or be prohibited by this Agreement and the Administrative Agent shall become a member upon such exercise.

ARTICLE VI

Management of the Company

Section 6.1 General. Atlas Pipeline Partners GP, LLC shall be the manager of the Company (the “Managing Member”) and shall be responsible for the management of the Company, provided that the Member may by an instrument in writing appoint another person or entity to act as Managing Member of the Company (and terminate the appointment of any such other person or entity) in which event such other person or entity shall have all rights and obligations of the Managing Member hereunder. The Managing Member shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware.

Section 6.2 Delegation of Powers of Managing Member. The Managing Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to delegate the management, control, administration, and operation of the business and affairs of the Company or the custody of the Company’s assets for all purposes stated in this Agreement. Such delegation shall be as provided in such documentation as the Managing Member shall determine. Any such delegation shall not cause the Managing Member to cease to be the Managing Member. Michael Staines is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation (and any amendments and/or restatements thereof), the Notice of Conversion and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business as well as such other agreements and instruments in connection with matters and transactions otherwise approved by the Company with respect to conduct of its business. Nothing contained in this Article VI shall limit or otherwise restrict the applicability of Section 18-407 of the Act.

Section 6.3 Officers. The Managing Member may appoint individuals with or without such titles as it may elect, including the titles of President, Vice President, Treasurer, and Secretary, to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such persons. Until otherwise determined by the Managing Member by an instrument in writing, the persons set forth below shall have the title set forth opposite their name and each such officer of the Company shall have authority to execute in the name and on behalf of the Company all contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments as may be necessary or appropriate for the conduct of the business of the Company, including, without limitation, the Credit Agreement and related instruments and documents.

Name	Title

Robert F. Firth	President

David D. Hall	Executive Vice President and Chief Financial Officer

Michael L. Staines	Vice President

Freddie M. Kotek	Vice President

Michael S. Yecies	Secretary

Section 6.4 Powers of Managing Member. The Managing Member shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Managing Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company at the expense of the Company, including but not limited to the execution and acknowledgment of all documents or instruments in all matters necessary, desirable, convenient or incidental to the purpose of the Company or the making of investments of Company funds.

Section 6.5 Reliance by Third Parties. Any person or entity dealing with the Company may rely on a certificate signed by the Managing Member as to:

(i) the identity of the Managing Member;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or are in any matter germane to the affairs of the Company;

(iii) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(iv) any act or failure to act by the Company or as to any other matter whatsoever involving the Company.

Section 6.6 Actions Requiring Member Approval. Notwithstanding any other provision of this Agreement, the written consent of the Member shall be required to approve the following matters:

(i) the dissolution or winding up of the Company;

(ii) the merger or consolidation of the Company;

(iii) the sale, transfer, contribution, exchange, mortgage, pledge, encumbrance, lease or other disposition or transfer of all or substantially all of the assets of the Company;

(iv) the declaration of any distributions by the Company; and

(v) amendments to this Agreement.

ARTICLE VII

Fiscal Year; Tax Matters

The fiscal year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Code. Proper and complete records and books of account of the business of the Company shall be maintained at the Company’s principal place of business. The Member acknowledges and agrees that the Company is a domestic entity with a single owner and is to be disregarded as a separate entity for federal, state and local, as applicable, income tax purposes as provided in Treas. Reg. § 7701-3. The Company’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Member’s federal income tax return. The Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the Company, examine the Company’s books of account and make copies and extracts thereof at its own expense. The Member shall maintain the records of the Company for three years following the termination of the Company.

ARTICLE VIII

Event of Bankruptcy; Dissolution

As permitted by Sections 18-304 and 18-801(b) of the Act, an Event of Bankruptcy with respect to the Member shall not cause the Member to cease to be a member of the Company and shall not result in the dissolution of the Company. The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

(a) the determination by the Member to dissolve the Company;

(b) the death, retirement, resignation, expulsion or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, including the disposition of all of the Member’s interest in the Company, unless the business of the Company is continued either by the consent of all of any remaining members of the Company within 90 days following the occurrence of any such event or in a manner permitted by Section 18-801(a)(4) of the Act, or

(c) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

ARTICLE IX

Governing Law and Jurisdiction

This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws). The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

ARTICLE X

Liability and Indemnification

Section 10.1 Liability. (a) The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. The Managing Member shall have no personal liability to the Company or its Members for monetary damages for breach of fiduciary duty as the Managing Member; provided, however, that the foregoing provision shall not eliminate the liability of the Managing Member for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the Managing Member derived an improper personal benefit. To the maximum extent permitted by applicable law, the Managing Member shall not be liable to the Company or any other third party (i) for mistakes of judgment, (ii) for any act or omission suffered or taken by it, or (iii) for losses due to any such mistakes, action or inaction.

Section 10.2 Indemnification. To the full extent permitted by law, the Company shall (a) indemnify any person or such person’s heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Member, Managing Member, director, officer, employee or agent of the Company or is or was serving at the request of the Company or its Member or Managing Member as a member, manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) advance expenses incurred by a Member, Managing Member, officer or director in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware.

Section 10.3 Reliance. The Member and the Managing Member may consult with legal counsel or accountants selected by the it and, to the maximum extent permitted by applicable law, any action or omission suffered or taken in good faith in reliance and in accordance with the written opinion or advice of any such counsel or accountants (provided such counsel or accountants have been selected with reasonable care) shall be fully protected and justified with respect to the action or omission so suffered or taken. The provisions of this Section 10.3 shall not be construed to limit or otherwise restrict the applicability of Section 18-406 of the Act.

ARTICLE XI

Assignment of Interests; Additional Members

Section 11.1 Transfer. Except as provided by Section 5.4, the Member may Transfer all or part of its Membership Interest in the Company as represented by the Membership Units to any person at any time.

Section 11.2 Additional Members. Subject to Section 5.4, one (1) or more additional members may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional member(s), the Member and the additional member(s) shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s), the initial capital contribution, if any, of such additional member(s) and the intention of the Member and the additional member(s) to cause the Company to be classified as a partnership for federal income tax purposes, and to include such other provisions as the Member and the additional member(s) may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two (2) or more members.

ARTICLE XII

Winding Up and Distribution of Assets

Section 12.1 Winding Up. If the Company is dissolved, the Member shall wind up the affairs of the Company.

Section 12.2 Distribution of Assets. Upon the winding up of the Company, subject to the provisions of the Act, the Member shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional or unmatured claims and obligations that are known to the Member but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the Member.

ARTICLE XIII

Amendments

Any amendments to this Agreement may be made in the sole and absolute discretion of the Member and shall be in writing signed by the Member.

ARTICLE XIV

Miscellaneous

Section 14.1 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of the Agreement and in no way define, limit extend or describe the scope or intent of any provision hereof.

Section 14.2 Pronouns and Plural. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 14.3 Entire Agreement. This Agreement contains all of the understandings and agreements of the Member with respect to the subject matter hereof, and the rights, interests and obligations of the Member with respect to the Company.

Section 14.4 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid or unenforceable in any respect, the remaining provisions contained herein shall not be effected thereby.

ARTICLE XV

Definitions

As used herein, the following terms shall have the indicated definitions.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as may be amended from time to time.

“Administrative Agent” has the meaning set forth in Section 5.4.

“Agreement” means this Limited Liability Company Agreement, as may be amended from time to time.

“Capital Contribution” means the contribution(s) by the Member to capital of the Company.

“Certificate” has the meaning set forth in Section 5.2

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State on July 16, 2004, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Spectrum Field Services LLC., a Delaware limited liability company.

“Conversion” means the conversion of Spectrum, Inc. into a limited liability company in accordance with DGCL § 266 as set forth in the recitals.

“Credit Agreement” has the meaning set forth in Section 5.4.

“DGCL § 266” has the meaning set forth in the recitals.

‘Event of Bankruptcy” has the meaning specified in Section 18-304(a) and (b) of the Act.

“Managing Member” means Atlas Pipeline Partners GP, LLC, unless another person or entity is appointed Managing Member by the Member pursuant to Section 6.1. The Managing Member shall be the “manager” as defined in Section 18-101(10) of the Act.

“Member” means Atlas Pipeline Operating Partnership, L.P.

“Membership Interest” means the ownership interest of the Member in the Company, including any and all rights, powers, benefits, duties or obligations conferred or imposed on the Member under the Act or this Agreement. The Membership Interests are represented by the Membership Units.

“Membership Units” has the meaning set forth in Section 5.1.

“Notice of Conversion” means the Notice of Conversion of Spectrum, Inc. as filed with the Delaware Secretary of State on July 16, 2004.

“Spectrum, Inc.” has the meaning set forth in the recitals.

“Transfer” means a transfer, assignment, pledge or encumbrance relative to any Membership Interest in the Company.

[Intentionally left blank]

IN WITNESS WHEREOF, the Member has executed and delivered this Limited Liability Company Agreement the day and year first above written.

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

By:	Atlas Pipeline Partners GP, LLC, Its General Partner

By:	/s/ Michael Staines
Name: Michael Staines
Title: President and Chief Operating Officer

Annex A

Atlas Pipeline Operating Partnership, L.P.

c/o Atlas Pipeline Partners, L.P.

1845 Walnut Street

Suite 1000

Philadelphia, PA 19103

Attn: Michael Staines

With a copy (which shall not constitute effective notice) to:

Holland & Knight LLP

195 Broadway

New York, NY 10007

Attn: James M. Lurie Esq. and Howard L. Margulis, Esq.

Annex B

Form Of Membership Unit

Number:              Membership Units

SPECTRUM FIELD SERVICES LLC

MEMBERSHIP CERTIFICATE

This certifies that                      is a member of the above named Limited Liability Company and the record owner of the number of Membership Units set forth above, transferable on the books and records of the Limited Liability Company, and is entitled to the full benefits and privileges of such membership, subject to the duties and obligations, as more fully set forth in the Limited Liability Company Agreement of Spectrum Field Services LLC.

IN WITNESS WHEREOF, Spectrum Field Services LLC has caused this Certificate to be executed by its duly authorized Managing Member this              day of         ,              and its Limited Liability Company seal to be hereunto affixed.

SPECTRUM FIELD SERVICES LLC
By:	Atlas Pipeline Partners GP, LLC, As Managing Member

By:
Name: Title:

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SPECIMAN

Number: 100 Membership Units

SPECTRUM FIELD SERVICES LLC

MEMBERSHIP CERTIFICATE

This certifies that Atlas Pipeline Operating Partnership, L.P. is a member of the above named Limited Liability Company and the record owner of the number of Membership Units set forth above, transferable on the books and records of the Limited Liability Company, and is entitled to the full benefits and privileges of such membership, subject to the duties and obligations, as more fully set forth in the Limited Liability Company Agreement of Spectrum Field Services LLC.

IN WITNESS WHEREOF, Spectrum Field Services LLC has caused this Certificate to be executed by its duly authorized Managing Member this 16th day of July, 2004, and its Limited Liability Company seal to be hereunto affixed.

SPECTRUM FIELD SERVICES LLC
By:	Atlas Pipeline Partners GP, LLC, Its Managing Member

By:	/s/ Michael L. Staines
Name: Michael L. Staines Title: President & Chief Operating Officer

Original delivered to [Illegible] Bank at closing on 7/16/04

(membership interests part of [Illegible] Security)

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AMENDMENT NO. 1 TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF SPECTRUM FIELD SERVICES LLC

THIS AMENDMENT NO. 1 (the “Amendment”) to the Limited Liability Company Agreement of Spectrum Field Services LLC entered into as of the 16th day of July, 2004 by Atlas Pipeline Operating Partnership, L.P. (the “Member”) as the sole member of Spectrum Field Services LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of the 1st day of January, 2005.

WITNESSETH:

WHEREAS, the Company was formed on July 16, 2004 by means of filing a Certificate of Conversion and a Certificate of Formation with the Secretary of State of the State of Delaware and the Company has been operating pursuant to the Limited Liability Company Agreement of Spectrum Filed Services LLC referenced above (the “LLC Agreement”); and

WHEREAS, it has been determined that the name of the limited liability company will be changed to Atlas Pipeline Mid-Continent LLC; and

WHEREAS, the Member is executing this Amendment for the purpose of amending the LLC Agreement accordingly.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member agrees as follows:

1. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the LLC Agreement.

2. Effective as of January 1, 2005, all references to the Company in the LLC Agreement shall refer to Atlas Pipeline Mid-Continent LLC.

3. Except as amended hereby, the LLC Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Member has executed this Amendment No. 1 effective as of January 1, 2005.

ATLAS PIPELINE OPERATING PARTNERSHIP, L.P.

By:	Atlas Pipeline Partners GP, LLC Its General Partner

By:	/s/ Michael Staines
Michael Staines President and Chief Operating Officer

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